As filed with the Securities and Exchange Commission on March 1, 2019

Registration No. 333-224702

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMNEAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	32-0546926
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

Telephone: (908) 409-6700

(Address, including zip code, and telephone
number, including area code, of registrant’s
principal executive offices)

Todd P. Branning

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

(908) 409-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Charles Ruck, Esq. R. Scott Shean, Esq. Wesley C. Holmes, Esq. Ryan K. deFord, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022-4834 (212) 906-1200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company,” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On May 7, 2018, the registrant filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (No. 333-224702), which was amended by Pre-Effective Amendment No. 1, filed May 9, 2018, and declared effective by the SEC on May 9, 2018 (as amended, the “Form S-1”). The Form S-1 was filed to register the resale from time to time by the selling stockholders identified therein of shares of the Company’s Class A common stock, par value $0.01 per share. This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed to convert the Form S-1 into a Registration Statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares of Class A common stock that were registered for resale on the Form S-1. All applicable registration and filing fees were paid by the registrant in connection with filing the Form S-1.

Up to 215,076,770 Shares

Amneal Pharmaceuticals, Inc.

Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 215,076,770 shares of Class A common stock, par value $0.01 per share, of Amneal Pharmaceuticals, Inc. Out of the 215,076,770 shares of Class A common stock that our selling stockholders may offer and sell, (i) 31,807,296 restricted shares of Class A common stock previously have been issued to certain of our stockholders, (ii) 12,328,767 shares of Class A common stock will result from the automatic conversion upon transfer of restricted shares of Class B-1 common stock that have previously been issued to certain of our stockholders and (iii) the remaining 170,940,707 shares of Class A common stock will be issued by us from time to time to certain holders of outstanding Amneal Common Units (as defined herein) (the “Amneal Group”), upon the exchange by such holders of an equivalent number of Amneal Common Units (and the surrender and cancellation of an equivalent number of shares of Class B common stock) held by the Amneal Group. The availability of shares of Class A common stock described in clause (iii) above for offer and sale in this offering is subject to the redemption of Amneal Common Units pursuant to the LLC Agreement (each as defined herein).

The shares of Class A common stock registered hereby may be offered and sold by our selling stockholders through one or more underwriters, broker-dealers or agents. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We are not selling any shares of Class A common stock under this prospectus, and we will not receive any of the proceeds from the offer and sale of shares of our Class A common stock by the selling stockholders.

This prospectus describes the general manner in which shares of Class A common stock may be offered and sold by any selling stockholder. When the selling stockholders sell shares of Class A common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, and any accompanying prospectus supplement before you make your investment decision.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AMRX.” We have three classes of common stock: Class A common stock, Class B common stock and Class B-1 common stock. The rights (including voting rights) of Class A common stock and Class B common stock are identical, except that Class B common stock has no economic rights and the rights of Class A common stock and Class B-1 common stock are identical, except that Class B-1 common stock has no voting rights (other than to elect the Class B-1 Director (as defined herein)). All of our Class B common stock is held by the Amneal Group on a one-to-one basis with the number of Amneal Common Units they own. See “Glossary” and “Prospectus Summary.”

See “Risk Factors” on page 9 to read about factors you should consider before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2019.

Prospectus

You should rely only on the information contained in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not and the selling stockholders have not authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock.

For investors outside the United States: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.

This prospectus is a part of a resale registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders may, from time to time, offer and sell the shares of Class A common stock covered by this prospectus. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus. This prospectus incorporates by reference important information. You should carefully read this prospectus and the information incorporated by reference before deciding to invest in shares of our Class A common stock. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing elsewhere in this prospectus.

i

GLOSSARY

As used in this prospectus, unless the context otherwise requires:

•	“Amneal” refers to Amneal Pharmaceuticals LLC, a Delaware limited liability company.

•	“Amneal Board” refers to Amneal’s board of managers.

•	“Amneal Common Units” refers to the common units of Amneal.

•	“Amneal Group” refers to the group of stockholders who owned Amneal prior to the Combination.

•	“APHC” refers to Amneal Pharmaceuticals Holding Company, LLC (formerly known as Amneal Holdings, LLC), a Delaware limited liability company.

•	“BCA” refers to the Business Combination Agreement, dated as of October 17, 2017, among Impax, Amneal, Holdco and Merger Sub, as amended on November 21, 2017 and December 16, 2017.

•	“Board” refers to the Company’s board of directors.

•	“Charter” refers to the amended and restated certificate of incorporation of the Company.

•	“Closing” refers to the closing of the Combination.

•	“Closing Date” refers to May 4, 2018, the date on which the Closing occurred.

•	“Company,” “our” “we” or “us” refers to Amneal Pharmaceuticals, Inc., unless the context requires otherwise.

•	“Combination” refers to the transactions contemplated by the BCA.

•	“dollars” or “$” refers to U.S. dollars.

•	“Existing Amneal Members” refers to Amneal Pharmaceuticals Holding Company, LLC, AP Class D Member, LLC, AP Class E Member, LLC and AH PPU Management, LLC, each a Delaware limited liability company.

•	“GAAP” refers to the generally accepted accounting principles in the United States.

•	“Holdco” refers to Atlas Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Impax, which was renamed Amneal Pharmaceuticals, Inc. upon the Closing.

•	“holder” refers to each holder of Company Shares.

•	“Impax” refers to Impax Laboratories, Inc., a Delaware corporation.

•	“Impax Board” refers to Impax’s board of directors.

•	“Impax Merger” means the merger of Merger Sub with and into Impax, with Impax continuing as the surviving corporation, pursuant to the BCA.

•	“Impax Shares” refers to outstanding shares of common stock of Impax, par value $0.01 each.

•	“Impax Stockholders” refers to the holders of Impax Shares.

•

“Merger Sub” refers to K2 Merger Sub Corporation, a Delaware limited liability company and a direct wholly owned subsidiary of Holdco and prior to the Closing an indirect wholly owned subsidiary of Impax.

•	“Shares” refers collectively to shares of Class A common stock, shares of Class B common stock and shares of Class B-1 common stock.

•

“selling stockholders” refers to the existing stockholders who may offer or sell shares of Class A common stock pursuant to this prospectus, as identified in “Selling Stockholders,” comprised of (i) the PIPE Investors (including certain of the PIPE Investors currently holding restricted shares of Class B-1 common stock will be automatically be converted into shares of Class A common stock upon the transfer thereof) and (ii) the Amneal Group, who prior to the consummation of any offering or sale will exchange their Amneal Common Units for shares of Class A common stock as described in the “Prospectus Summary—Offering.”

•	“Stockholders Agreement” refers to the Second Amended and Restated Stockholders Agreement, dated December 16, 2017, by and among Holdco and the Existing Amneal Members.

THE COMBINATION AND THE PIPE INVESTMENT

On May 4, 2018, pursuant to the BCA, among other things: (i) the Impax Merger was effected; (ii) each Impax Share outstanding immediately prior to the Impax Merger Effective Time (other than than shares owned or held by Impax in treasury, by Amneal or by any of their respective subsidiaries (“Cancelled Shares”)), was converted into the right to receive one share of Class A common stock; (iii) Impax converted to a Delaware limited liability company named Impax Laboratories, LLC; (iv) Holdco contributed all of the equity interests of Impax to Amneal in exchange for certain equity interests of Amneal; (v) the Company issued shares of Class B common stock to the Existing Amneal Members, which subsequently assigned and transferred such shares to APHC; and (vi) the Company became the managing member of Amneal.

Immediately following the Closing: (i) (A) APHC held 100% of the Class B common stock, which represented approximately 75% of the voting power of the outstanding Company Shares, and (B) Impax Stockholders immediately prior to the Closing held 100% of the Class A common stock, which represented approximately 25% of the voting power of the Company Shares; (ii) (A) APHC held approximately 75% of the Amneal Common Units and (B) Impax Stockholders indirectly, through their ownership in the Company, held approximately 25% of the Amneal Common Units; and (iii) the Amneal Common Units were exchangeable on a one-to-one basis for Class A common stock or Class B-1 common stock. The rights (including voting rights) of Class A common stock and Class B common stock are identical, except that Class B common stock has no economic rights and the rights of Class A common stock and Class B-1 common stock are identical, except that Class B-1 common stock has no voting rights (other than to elect the Class B-1 Director (as defined herein).

Following the Closing and the closing of the investment by certain institutional investors including TPG Improv Holdings, L.P. (“TPG”) and funds affiliated with Fidelity Management & Research Company (the “PIPE Investment”), APHC held approximately 60% of the voting power of the outstanding Company Shares, and the PIPE Investors held approximately 15% of the voting power of the outstanding Company Shares.

In connection with the Combination and the PIPE Investment, APHC entered into a definitive purchase agreement (the “PIPE Purchase Agreement”) with select institutional investors, including TPG and funds affiliated with Fidelity (the “PIPE Investors”). Pursuant to the PIPE Purchase Agreement, upon the Closing of the Combination, APHC exercised its right to cause Amneal to redeem certain of the Amneal Common Units (the “Redeemed Units”) held by such members pursuant to the LLC Agreement. In connection with such redemption, APHC received shares of Class A common stock or shares of Class B-1 common stock in exchange for such Redeemed Units, in each case pursuant to the LLC Agreement (such redemption and issuance of Class A common stock and Class B-1 common stock to APHC, the “Redemption”). Following the Redemption, APHC sold such shares of Class A common stock and Class B-1 common stock to the PIPE Investors at a per share purchase price of $18.25 for gross proceeds of approximately $855,000,000. Following the PIPE Investment, the PIPE Investors own collectively approximately 15% of the Company Shares on a fully diluted and as converted basis, with TPG owning all outstanding shares of Class B-1 common stock.

In connection with the Combination and in furtherance of the PIPE Investment, TPG, APHC and Holdco entered into a side letter (the “PIPE Side Letter”) providing for certain rights and obligations of each in connection with the PIPE Investment. Pursuant to the PIPE Side Letter, TPG has customary registration rights with respect to the Company Shares owned by it. The PIPE Side Letter also provides TPG the right to designate a board observer with respect to the Board, as well as the right, subject to certain ownership thresholds discussed herein, to designate a director for appointment to the Board.

On May 4, 2018, APHC caused Amneal to redeem (the “Closing Date Redemption”) (in accordance with the terms of the LLC Agreement) 6,886,140 of the Amneal Common Units issued to the Existing Amneal Members (and subsequently assigned and transferred to APHC) in connection with the Combination for a like number of shares of Class A common stock covered by this prospectus, and intends to distribute such shares to certain direct and indirect members of APHC who were or are employees of Amneal and to whom were previously issued (prior to the Closing) profit participation units in Amneal.

On July 5, 2018, as part of the plan of dissolution and liquidation of APHC, APHC made a pro rata, in-kind distribution of 171,260,707 Common Units of Amneal Pharmaceuticals LLC and 171,260,707 shares of Class B Common Stock of the Company to its members for no consideration (the “Distribution”).

As of February 21, 2019, the holders of our Class A and Class B-1 common stock hold 100% of the economic interests in us and approximately 43% of the voting power in us, and the Amneal Group, through their ownership of all of the outstanding Class B common stock, holds no economic interest in us and the remaining approximately 57% of the voting power in us. We are a holding company, and following the Combination and the PIPE Investment, our principal assets are the Amneal Common Units, representing an aggregate approximately 43% economic interest in Amneal. The remaining approximately 57% economic interest in Amneal is owned by the Amneal Group through their ownership of Amneal Common Units. We are the sole managing member of Amneal and, although we have a minority economic interest in Amneal, we have the sole voting power in, and control the management of, Amneal. Accordingly, we currently consolidate the financial results of Amneal and report a non-controlling interest in our consolidated financial statements.

v

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts, as well as market analyses and reports), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the financial statements and the related notes incorporated by reference in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere incorporated by reference herein.

Business

Amneal Pharmaceuticals, Inc. is a global pharmaceutical company that develops, licenses, manufactures, markets and distributes generic and specialty pharmaceutical products in a variety of dosage forms and therapeutic categories.

The Company is a Delaware corporation and was formed under the name Atlas Holdings, Inc. on October 4, 2017, for the purpose of facilitating the combination (the “Combination”) of Amneal Pharmaceuticals LLC (“Amneal”), a Delaware limited liability company, and Impax Laboratories, Inc. (“Impax”), a Delaware corporation. Prior to the Combination, Amneal was a privately held limited liability company with a portfolio of generic pharmaceutical products and Impax was a publicly held corporation with a portfolio of generic and specialty pharmaceutical products. On May 4, 2018, the Combination was completed and the Company changed its name from Atlas Holdings, Inc. to Amneal Pharmaceuticals, Inc.

As a result of the Combination, Impax became a Delaware limited liability company wholly owned by Amneal and Amneal became the operating company for the combined business. As of February 21, 2019, the group of stockholders who owned Amneal prior to the Combination (the “Amneal Group”) hold approximately 57% of the equity interests in Amneal, and the Company holds the remaining 43% of the equity interests in Amneal. Although the Company holds a minority economic interest in Amneal, as the managing member of Amneal we conduct and exercise full control over all activities of Amneal. Accordingly, we report our financial results on a consolidated basis and report a non-controlling interest relating to the economic interest in Amneal not held by the Company. We treat Amneal as the accounting acquirer of Impax in the Combination, and thus the historical financial results of the Company for the periods prior to the closing of the Combination are the historical financial results of Amneal

Risks Associated With Our Business

The Company is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein.

Corporate History and Information

We were incorporated in Delaware in 2017. Our principal executive offices are located at 400 Crossing Boulevard, 3rd Floor Bridgewater, New Jersey 08807, and our telephone number is (908) 409-6700. Our website address is http://www.amneal.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

We anticipate filing various U.S. federal trademark registrations and applications, and we own unregistered trademarks and servicemarks, including our corporate logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. This prospectus also includes other trademarks of other persons.

Organizational Structure

The diagram below depicts our current organizational structure as of February 21, 2019.

The diagram below depicts our organizational structure after giving further effect to this offering.

THE OFFERING

Class A common stock outstanding immediately prior to the registration by us of Class A common stock for resale by the selling stockholders	115,420,925 shares
Class B-1 common stock outstanding immediately prior to the registration by us of Class A common stock for resale by the selling stockholders	12,328,767 shares
Class B common stock outstanding immediately prior to the registration by us of Class A common stock for resale by the selling stockholders	170,940,707 shares
Class A common stock that may be sold by the selling stockholders to the public	Up to 215,076,770 shares(1)
Class A common stock to be outstanding immediately after the sale of Class A common stock by the selling stockholders to the public	298,690,399(2)
Class B-1 common stock to be outstanding immediately after the sale of Class A common stock by the selling stockholders to the public	None(2)
Class B common stock to be outstanding immediately after the sale of Class A common stock by the selling stockholders to the public	None(2)

The number of shares of common stock to be outstanding after this offering is based on 115,420,925 shares of Class A common stock, 12,328,767 shares of Class B-1 common stock and 170,940,707 shares of Class B common stock (and an equivalent amount of Amneal Common Units) outstanding as of February 21, 2019. It excludes the following:

23,000,000 shares of Class A common stock reserved for future issuance under the 2018 Plan.

(1)

Out of the 215,076,770 shares of Class A common stock that our selling stockholders may offer and sell, (i) 31,807,296 restricted shares of Class A common stock previously have been issued to certain of our stockholders, (ii) 12,328,767 shares of Class A common stock will result from the automatic conversion upon transfer of restricted shares of Class B-1 common stock that have previously been issued to certain of our stockholders and (iii) the remaining 170,940,707 shares of Class A common stock will be issued by us from time to time to the Amneal Group, which are also holders of outstanding Amneal Common Units (as defined herein), upon the redemptions by the Amneal Group of an equivalent number of Amneal Common Units (and the surrender and cancellation of an equivalent number of shares of Class B common stock) held by the Amneal Group.

The Amneal Group, from time to time, may require Amneal to redeem or exchange all or a portion of their Amneal Common Units for newly-issued shares of Class A common stock on a one-for-one basis. the Company’s Board of Directors, which includes directors who hold Amneal Common Units and may include such directors in the future, may, at its option, instead make a cash payment in accordance with the terms of the LLC Agreement. Shares of our Class B common stock will be cancelled on a one-for-one basis if we redeem or exchange Amneal Common Units of the Amneal Group pursuant to the terms of the LLC Agreement.

In order for the Amneal Group to offer or sell pursuant to this prospectus, we will implement the exchange procedures set forth in the LLC Agreement pursuant to which the Amneal Group will exchange, on a one-for-one basis, its Amneal Common Units for newly-issued shares of Class A common stock that will be sold (and their shares of Class B common stock will be surrendered and cancelled on a one-for-one basis upon such issuance). When the Amneal Group exchanges Amneal Common Units for shares of Class A common stock, because the Company acquires additional Amneal Common Units, the number of Amneal Common Units owned by the Company will correspondingly increase.

(2)

The number of shares of Class A common stock to be outstanding after this offering assumes redemptions by the Amneal Group of an amount of outstanding Amneal Common Units equivalent to the number of shares of Class A common stock (and the surrender and cancellation by the Amneal Group of an equivalent number of shares of Class B common stock) sold by the Amneal Group.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED AND OTHER FINANCIAL DATA

You should read the following summary financial data together with the financial statements of Amneal and the related notes appearing at the end of this prospectus, the financial statements of Impax and the related notes appearing at the end of this prospectus, and the “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus.

The selected historical consolidated financial data of (i) the Company for the year ended December 31, 2018 and as of December 31, 2018, and (ii) Amneal for each of the years ended December 31, 2017 and 2016, and as of December 31, 2017 have been derived from the Company’s audited consolidated financial statements and related notes, which are incorporated by reference in this prospectus. The selected historical consolidated financial data for the year ended December 31, 2014 and as of December 31, 2015 have been derived from Amneal’s audited consolidated financial statements, which have not been included in this prospectus. The selected historical consolidated financial data as of December 31, 2014 has been derived from the audited consolidated financial statements and related notes of Amneal’s immediate parent, Amneal Pharmaceuticals Holding Company, LLC (“APHC”), as adjusted to exclude the immaterial activities of APHC. These financial statements have not been included in this prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Amneal or the Company, and you should read the following information together with Amneal’s audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Amneal” in our annual report on Form 10-K, which is incorporated by reference in this prospectus.

The selected historical consolidated financial data of Impax as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 has been derived from Impax’s unaudited consolidated financial statements as of and for such periods, as contained in our current report on Form 8-K, as filed on March 1, 2019, which is incorporated by reference in this prospectus. The selected historical consolidated financial data of Impax for each of the years ended December 31, 2017, 2016, and 2015, and as of December 31, 2017 and 2016 have been derived from Impax’s audited consolidated financial statements and related notes, as contained in our current report on Form 8-K, as filed on March 1, 2019, which is incorporated by reference in this prospectus. The selected historical consolidated financial data for the year ended December 31, 2014 and as of December 31, 2015 and 2014 have been derived from Impax’s audited consolidated financial statements, which have not been included in this prospectus. The information set forth below is a summary and not necessarily indicative of future results and should be read together with the other information contained in this prospectus, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Impax” as contained in our current report on Form 8-K, dated as of March 1, 2019, which is incorporated by reference in this prospectus.

The following Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data of the Company for the year ended December 31, 2018, has been prepared to give effect to the Combination, the related financing and the PIPE Investment as if Closing had occurred on January 1, 2018.

The following Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the Combination, the related financing and the PIPE Investment taken place on January 1, 2018 for statements of operations purposes and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 9. The following Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes in our current report on Form 8-K, dated as of March 1, 2019, which is incorporated by reference in this prospectus.

Amneal

	Years Ended December 31,
	2018	2017	2016	2015	2014
	(In thousands, except per share data)
Statements of Operations Data:
Net revenue	$1,662,991	$1,033,654	$1,018,225	$866,280	$785,263
Research and development and intellectual property legal development expenses	210,451	191,938	204,747	153,713	118,539
In-process research and development impairment charges	39,259	—	—	—	—
Operating (loss) income	(19,673)	245,103	284,881	236,158	218,575
Net (loss) income	(201,303)	169,325	209,426	170,629	177,812
Net loss attributable to Amneal Pharmaceuticals, Inc.	$(20,920)	$—	$—	$—	$—
Per share data:
Net loss per share—basic and diluted	$(0.16)

	As of December 31,
	2018	2017	2016	2015	2014
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$213,394	$74,166	$27,367	$61,087	$117,522
Working capital	732,794	475,050	501,041	365,454	325,989
Total assets	4,352,736	1,341,889	1,218,817	1,014,093	829,983
Total liabilities	3,456,373	1,717,471	1,394,762	1,200,966	927,670
Total equity (deficit)	896,363	(375,582)	(175,945)	(186,873)	(97,686)

Impax

	Three Months ended March 31,		Years Ended December 31,
	2018	2017	2017	2016	2015	2014
	(In thousands, except per share data)
Statements of Operations Data:
Total revenues, net	$142,355	$184,403	$775,787	$824,429	$860,469	$596,049
Total operating expenses	155,156	76,695	546,491	343,080	282,836	223,837
(Loss) income from operations	(124,876)	(51,804)	(402,692)	(494,182)	69,568	88,816
Net (loss) income	(130,932)	(98,431)	(469,287)	(472,031)	38,997	57,353
Net (loss) income per share—Basic	$(1.81)	$(1.37)	$(6.53)	$(6.63)	$0.56	$0.84
Net (loss) income per share—Diluted	$(1.81)	$(1.37)	$(6.53)	$(6.63)	$0.54	$0.81

	As of March 31,		As of December 31,
	2018	2017	2017	2016	2015	2014
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$104,192	$157,252	$181,778	$180,133	$340,351	$414,856
Working capital	225,865	252,485	341,317	309,817	495,312	516,927
Total assets	1,220,898	1,695,960	1,351,300	1,823,018	1,922,487	1,079,197
Total liabilities	1,161,295	1,155,085	1,164,099	1,199,044	860,078	191,320
Total stockholders’ equity	59,603	540,875	187,201	623,974	1,062,409	887,877

Pro Forma Company

Year Ended December 31, 2018 (unaudited)
(In thousands)
Statement of Operations Data:
Net revenue	$1,850,063
Total operating expenses	$650,256
Operating (loss) income	$94,338
Net loss	$(120,434)
Net loss attributable to Amneal Pharmaceuticals, Inc.	$(62,482)
Net loss per share—Basic	$(0.49)
Net loss per share—Diluted	$(0.49)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all other information included or incorporated by references in this prospectus, including our financial statements and related notes, before investing in our common stock. In particular, you should consider matters discussed under “Risk Factors” in our annual report on Form 10-K, as filed on March 1, 2019, incorporated by reference herein, as well as other risk factors described under “Risk Factors” in or a similar heading in other documents that are incorporated by reference in this prospectus. Any of the risk factors could adversely affect our business, financial condition or results of operations. The market price of our Class A common stock could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of the money you paid to buy our common stock. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business. Certain statements below are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

Risks Related to Our Class A Common Stock and This Offering

If securities or industry analysts do not publish, or cease publishing, research or reports about the Company, its business or its market, or if they change their recommendations regarding the Class A common stock adversely, the Class A common stock price and trading volume could decline.

If a trading market for Class A common stock develops, the trading market for Class A common stock will be influenced by whether industry or securities analysts publish research and reports about the Company, its business, its market or its competitors and, if any analysts do publish such reports, what they publish in those reports. The Company may not obtain analyst coverage in the future. Any analysts that do cover the Company may make adverse recommendations regarding the Class A common stock, adversely change their recommendations from time to time, and/or provide more favorable relative recommendations about the Company’s competitors. If any analyst who may cover the Company in the future were to cease coverage of the Company or fail to regularly publish reports on the Company, or if analysts fail to cover the Company or publish reports about the Company at all, the Company could lose, or never gain, visibility in the financial markets, which in turn could cause the stock price or trading volume of the Class A common stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements about: (i) the impact of global economic conditions, (ii) our ability to integrate the operations of Amneal and Impax pursuant to the Combination completed on May 4, 2018, and our ability to realize the anticipated synergies and other benefits of the Combination, (iii) our ability to successfully develop, license, acquire and commercialize new products on a timely basis, (iv) our ability to obtain exclusive marketing rights for our products, (v) the competition we face in the pharmaceutical industry from brand and generic drug product companies, and the impact of that competition on our ability to set prices, (vi) our ability to manage our growth through acquisitions and otherwise, (vii) our dependence on the sales of a limited number of products for a substantial portion of our total revenues, (viii) the risk of product liability and other claims against us by consumers and other third parties, (ix) risks related to changes in the regulatory environment, including United States federal and state laws related to healthcare fraud abuse and health information privacy and security and changes in such laws, (x) changes to FDA product approval requirements, (xi) risks related to federal regulation of arrangements between manufacturers of branded and generic products, (xii) the impact of healthcare reform and changes in coverage and reimbursement levels by governmental authorities and other third-party payers, (xiii) the continuing trend of consolidation of certain customer groups, (xiv) our reliance on certain licenses to proprietary technologies from time to time, (xv) our dependence on third party suppliers and distributors for raw materials for our products and certain finished goods, (xvi) our dependence on third party agreements for a portion of our product offerings, (xvii) our ability to identify and make acquisitions of or investments in complementary businesses and products on advantageous terms, (xviii) legal, regulatory and legislative efforts by our brand competitors to deter competition from our generic alternatives, (xix) the significant amount of resources we expend on research and development, (xx) our substantial amount of indebtedness and our ability to generate sufficient cash to service our indebtedness in the future, and the impact of interest rate fluctuations on such indebtedness, (xxi) the high concentration of ownership of our Class A Common Stock and the fact that we are controlled by the Amneal Group and (xxii) such other factors as may be set forth elsewhere in the Company’s Annual Report on Form 10-K, as filed on March 1, 2019 and incorporated by reference herein. Any forward-looking statements in this prospectus reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus or in our annual report on Form 10-K, as filed on March 1, 2019, incorporated by reference herein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus also contains estimates, projections and other information concerning our industry, our business, and the markets in which we operate. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

USE OF PROCEEDS

We will not receive any cash proceeds from the offer and sale from time to time by the selling stockholders of any of the shares of Class A common stock that have been registered pursuant to this prospectus. The selling stockholders will receive all of the net proceeds from any such offer and sale.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. In addition, pursuant to our credit facilities, we are restricted from paying cash dividends. Moreover, the terms of any future debt agreements may preclude us from paying dividends. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors. Investors should not purchase our Class A common stock with the expectation of receiving cash dividend.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF AMNEAL

The selected historical consolidated financial data of (i) the Company for the year ended December 31, 2018 and as of December 31, 2018, and (ii) Amneal for each of the years ended December 31, 2017 and 2016, and as of December 31, 2017 have been derived from the Company’s audited consolidated financial statements and related notes, which are incorporated by reference in this prospectus. The selected historical consolidated financial data for the year ended December 31, 2015 and as of December 31, 2016 have been derived from Amneal’s audited consolidated financial statements, which have not been included in this prospectus. The selected historical consolidated financial data for the year ended December 31, 2014 and as of December 31, 2015 have been derived from the audited consolidated financial statements and related notes of Amneal’s then-immediate parent, Amneal Pharmaceuticals Holding Company, LLC (“APHC”), as adjusted to exclude the immaterial activities of APHC. These financial statements have not been included in this prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Amneal or the Company, and you should read the following information together with Amneal’s audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Amneal” in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

	Years Ended December 31,
(In thousands, except per share data)	2018	2017	2016	2015	2014
Statements of Operations Data:
Net revenue	$1,662,991	$1,033,654	$1,018,225	$866,280	$785,263
Research and development and intellectual property legal development expenses	210,451	191,938	204,747	153,713	118,539
In-process research and development impairment charges	39,259	—	—	—	—
Operating (loss) income	(19,673)	245,103	284,881	236,158	218,575
Net (loss) income	(201,303)	169,325	209,426	170,629	177,812
Net loss attributable to Amneal Pharmaceuticals, Inc.	$(20,920)	$—	$—	$—	$—
Per share data:
Net loss per share—basic and diluted	$(0.16)

	As of December 31,
(In thousands)	2018	2017	2016	2015	2014
Balance Sheet Data:
Cash and cash equivalents	$213,394	$74,166	$27,367	$61,087	$117,522
Working capital	732,794	475,050	501,041	365,454	325,989
Total assets	4,352,736	1,341,889	1,218,817	1,014,093	829,983
Long-term debt, net	2,630,598	1,355,274	1,119,268	911,043	711,914
Long-term portion of financing obligation—related party	39,083	39,987	40,298	40,578	17,310
Total liabilities	3,456,373	1,717,471	1,394,762	1,200,966	927,670
Total equity (deficit)	896,363	(375,582)	(175,945)	(186,873)	(97,686)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF IMPAX

The selected historical consolidated financial data below as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 has been derived from Impax’s unaudited consolidated financial statements as of and for such periods, as contained in our current report on Form 8-K, as filed on March 1, 2019, which is incorporated by reference in this prospectus. The selected historical consolidated financial data as of March 31, 2017 has been derived from Impax’s unaudited consolidated financial statements, which have not been incorporated by reference in this prospectus. The selected historical consolidated financial data of Impax for each of the years ended December 31, 2017, 2016 and 2015 and as of December 31, 2017 and 2016 have been derived from Impax’s audited consolidated financial statements and related notes, as contained in our current report on Form 8-K, as filed on March 1, 2019, which is incorporated by reference in this prospectus. The selected historical consolidated financial data for the years ended December 31, 2015 and 2014 and as of December 31, 2016, 2015, and 2014 have been derived from Impax’s audited consolidated financial statements, which have not been included in this prospectus. The information set forth below is a summary and not necessarily indicative of future results and should be read together with Impax’s audited consolidated financial statements, the related notes and the other information contained in this prospectus, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Impax” in our current report on Form 8-K, as filed on March 1, 2019, which is incorporated by reference in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
(In thousands, except per share data)	2018	2017	2017	2016	2015	2014
Statements of Income Data:
Total revenues, net	$142,355	$184,403	$775,787	$824,429	$860,469	$596,049
Research and development	12,296	22,489	80,847	80,466	70,622	78,642
Total operating expenses	155,156	76,695	546,491	343,080	282,836	223,837
(Loss) income from operations	(124,876)	(51,804)	(402,692)	(494,182)	69,568	88,816
Net (loss) income	(130,932)	(98,431)	(469,287)	(472,031)	38,997	57,353
Net (loss) income per share—Basic	$(1.81)	$(1.37)	$(6.53)	$(6.63)	$0.56	$0.84
Net (loss) income per share—Diluted	$(1.81)	$(1.37)	$(6.53)	$(6.63)	$0.54	$0.81

	As of March 31,		As of December 31,
(In thousands)	2018	2017	2017	2016	2015	2014
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$104,192	$157,252	$181,778	$180,133	$340,351	$414,856
Working capital	225,865	252,485	341,317	309,817	495,312	516,927
Total assets	1,220,898	1,695,960	1,351,300	1,823,018	1,922,487	1,079,197
Long-term debt	771,216	765,101	769,524	813,545	424,595	—
Total liabilities	1,161,295	1,155,085	1,164,099	1,199,044	860,078	191,320
(Accumulated deficit) retained earnings	(503,004)	(1,590)	(372,445)	98,192	570,223	531,226
Total stockholders’ equity	59,603	540,875	187,201	623,974	1,062,409	887,877

EXCHANGES OF AMNEAL COMMON UNITS FOR CLASS A COMMON STOCK

The Amneal Group and their permitted transferees, from time to time, may require Amneal to redeem or exchange all or a portion of their Amneal Common Units for newly-issued shares of Class A common stock on a one-for-one basis. The Company’s Board of Directors, which includes directors who are affiliated with the Amneal Group, and may include such directors in the future, may, at its option, instead make a cash payment in accordance with the terms of the LLC Agreement. Shares of our Class B common stock will be surrendered and cancelled on a one-for-one basis if we redeem or exchange Amneal Common Units held by the Amneal Group and their permitted transferees pursuant to the terms of the LLC Agreement.

In order for the Amneal Group to offer or sell pursuant to this prospectus, we will implement the exchange procedures set forth in the LLC Agreement pursuant to which such holder will exchange, on a one-for-one basis, its Amneal Common Units for newly-issued shares of Class A common stock that will be sold (and their shares of Class B common stock will be surrendered and cancelled on a one-for-one basis upon such issuance). When the Amneal Group exchange Amneal Common Units for shares of Class A common stock, because the Company acquires additional Amneal Common Units, the number of Amneal Common Units owned by the Company will correspondingly increase.

The Class A common stock being registered pursuant to this prospectus includes up to an aggregate of (i) 31,807,296 restricted shares of Class A common stock previously issued to certain of our stockholders, (ii) 12,328,767 shares of Class A common stock that will result from the automatic conversion upon transfer of restricted shares of Class B-1 common stock that have previously been issued to certain of our stockholders and (iii) the remaining 170,940,707 shares of Class A common stock issuable upon the exchange by the Amneal Group of an equivalent number of currently outstanding Amneal Common Units. Each of the currently outstanding Amneal Common Units described in (iii) is paired with one share of our Class B common stock that will be surrendered and cancelled in connection with the exchange of such Amneal Common Unit, To the extent that the holders of currently outstanding Amneal Common Units exchange such Amneal Common Units for shares of Class A common stock, our economic ownership in Amneal will be correspondingly increased.

On May 4, 2018, APHC caused Amneal to redeem (in accordance with the terms of the LLC Agreement) 6,886,140 of the Amneal Common Units issued to the Existing Amneal Members (and subsequently assigned and transferred to APHC) in connection with the Combination for a like number of shares of Class A common stock covered by this prospectus, and intends to distribute such shares to certain direct and indirect members of APHC who were or are employees of Amneal and to whom were previously issued (prior to the Closing) profit participation units in Amneal.

On July 5, 2018, as part of the plan of dissolution and liquidation of APHC, APHC made a pro rata, in-kind distribution of 171,260,707 Common Units of Amneal Pharmaceuticals LLC and 171,260,707 shares of Class B Common Stock of the Company to its members for no consideration.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information relating to the beneficial ownership of our Class A common stock as of February 21, 2019 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	other selling stockholders.

The percentage of shares beneficially owned is computed based on the number of shares of our Class A common stock outstanding on February 21, 2019. Shares of our Class A common stock that a person has the right to acquire within 60 days of February 21, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is Amneal Pharmaceuticals LLC, 400 Crossing Boulevard, Third Floor, Bridgewater, NJ 08807.

The selling stockholders named below may offer or sell from time to time pursuant to this prospectus up to an aggregate of 215,076,770 shares of Class A common stock. The table below describes, as of February 21, 2019, each selling stockholder’s beneficial ownership of shares of our Class A common stock, shares of our Class B-1 common stock and shares of our Class B common stock (a) according to the information available to us as of the date of this prospectus and (b) assuming each selling stockholder has sold all shares of Class A common stock registered pursuant to this prospectus.

Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class A common stock that will be held by the selling stockholders upon termination of any particular offering or sale. See “Plan of Distribution.” For the purposes of the table below, we assume that each selling stockholder will sell all of its shares of our Class A common stock covered by this prospectus. When we refer to the selling stockholders in this prospectus, we mean the entities listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest.

The Amneal Group are entitled to have their Amneal Common Units redeemed for Class A common stock on a one-for-one basis, or, at the option of the Company, cash equal to the market value of the applicable number of shares of our Class A common stock. In addition, at the Company’s election, the Company may effect a direct exchange of such shares of Class A common stock or such cash for such Amneal Common Units. In connection with the Closing, we issued to APHC for nominal consideration one share of Class B common stock for each Amneal Common Unit it owned. As a result of this issuance and the Distribution described below, the number of shares of Class B common stock listed in the table below equals the number of Amneal Common Units that the Amneal Groupown.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above, held by such person that are currently exercisable or will become exercisable within 60 days of February 21, 2019, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Any selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). None of the selling stockholders believes that it should be considered an “underwriter” within the meaning of such term under the Securities Act.

	Amneal Common Units (and an equivalent amount of shares of Class B common stock) owned prior to the offering(15)		Amneal Common Units (and an equivalent amount of shares of Class B common stock to be surrendered and cancelled) to be redeemed in the offering(1)(15)		Amneal Common Units (and an equivalent amount of shares of Class B common stock) owned after the offering(2)		Shares of Class A common stock owned prior to the offering				Shares of Class B-1 common stock owned prior to the offering		Shares of Class A Common Stock that may be sold by selling stockholders in this offering(‡)		Shares of Class A common stock owned after this offering(2)			Shares of Class B-1 common stock owned after this offering(2)
Name and address of beneficial owner(3)	(#)	(%)	(#)	(%)(4)	(#)	(%)	(#)		(%)(4)		(#)	(%)	(#)	(%)(5)	(#)	(%)		(#)	(%)
5% or greater stockholders:
Funds affiliated with Fosun International Limited(16)	—	—	—	—	—	—	20,293,351	(6)	17.7%		—	—	16,438,356	5.8%	3,854,995	1.3%		—	—
T. Rowe Price Associates, Inc.(17)	—	—	—	—	—	—	19,621,696		17.0%		—	—	—	—	19,621,696	6.6%		—	—
Wellington Management Company LLP and affiliated or advised entities(18)	—	—	—	—	—	—	16,068,743		13.9%		—	—	5,773,390	1.9%	10,335,353	3.5%		—	—
The Vanguard Group, Inc. and affiliated or advised entities(19)	—	—	—	—	—	—	9,105,062		7.9%		—	—	—	—	9,105,062	3.0%		—	—
FMR LLC and affiliated or advised entities(20)	—	—	—	—	—	—	7,310,823		6.3%		—	—	3,389,190	1.1%	3,921,633	1.3%		—	—
T. Rowe Price Mid-cap Growth Fund, Inc.(17)	—	—	—	—	—	—	7,250,000		6.3%		—	—	—	—	7,250,000	2.4%		—	—
Vanguard Specialized Funds–Vanguard Health Care Fund(19)	—	—	—	—	—	—	7,242,047		6.3%		—	—	—	—	7,242,047	2.4%		—	—
BlackRock, Inc. and affiliated or advised entities(21)	—	—	—	—	—	—	6,053,727		5.2%		—	—	—	—	6,053,727	2.0%		—	—
Funds affiliated with TPG Global, LLC(22)	—	—	—	—	—	—	3,884,600		3.4%		12,328,767	100.0%	16,213,367	5.4%	—	—		—	—
Tushar Patel(7)(23)	53,578,209	31.3%	53,578,209	31.3%	—	—	—		—		—	—	53,578,209	17.9%	—	—		—	—
Gautam Patel(8)(24)	30,384,769	17,8%	30,384,769	17.8%	—	—	—		—		—	—	30,384,769	10.2%	—	—		—	—
Dipan Patel(9)(25)	26,905,073	15.7%	26,905,073	15.7%	—	—	—		—		—	—	26,905,073	9.0%	—	—		—	—
Chintu Patel(10)(26)	24,753,252	14.5%	24,753,252	14.5%	—	—	—		—		—	—	24,753,252	8.3%	—	—		—	—
Chirag Patel(11)(26)	21,269,420	12.4%	21,269,420	12.4%	—	—	—		—		—	—	21,269,420	7.1%	—	—		—	—
Named Executive Officers, Directors and Director Nominees
Paul M. Bisaro	—	—	—	—	—	—	850,000	(12)	*	%	—	—	—	—	850,000	*	%	—	—
Robert L. Burr	—	—	—	—	—	—	178,482	(13)	*	%	—	—	—	—	178,482	*	%	—	—
Robert A. Stewart	—	—	—	—	—	—	—		*	%	—	—	—	—	—	*	%	—	—
Bryan M. Reasons	—	—	—	—	—	—	356,813	(14)	*	%	—	—	—	—	368,511	*	%	—	—
Andrew Boyer	—	—	—	—	—	—	—		*	%	—	—	—	—	—	*	%	—	—
J. Kevin Buchi	—	—	—	—	—	—	39,677	(28)	*	%	—	—	—	—	39,677	*	%	—	—
Peter R. Terreri	—	—	—	—	—	—	175,487	(29)	*	%	—	—	—	—	175,487	*	%	—	—
Jante S. Vergis	—	—	—	—	—	—	41,400	(30)	*	%	—	—	—	—	41,400	*	%	—	—
All directors, director nominees and executive officers as a group (seven persons))	—	—	—	—	—	—	1,396,993		*	%	—	—	—	—	1,396,993	*	%	—	—

	Amneal Common Units (and an equivalent amount of shares of Class B common stock) owned prior to the offering(15)			Amneal Common Units (and an equivalent amount of shares of Class B common stock to be surrendered and cancelled) to be redeemed in the offering(1)(15)			Amneal Common Units (and an equivalent amount of shares of Class B common stock) owned after the offering(2)		Shares of Class A common stock owned prior to the offering			Shares of Class B-1 common stock owned prior to the offering		Shares of Class A Common Stock that may be sold by selling stockholders in this offering(‡)			Shares of Class A common stock owned after this offering(2)			Shares of Class B-1 common stock owned after this offering(2)
Name and address of beneficial owner(3)	(#)	(%)		(#)	(%)(4)		(#)	(%)	(#)	(%)(4)		(#)	(%)	(#)	(%)(5)		(#)	(%)		(#)	(%)
Other Selling Stockholders				—
CVI Investments, Inc.(27)	—	—		—	—		—	—	2,321,760	2.0%		—	—	2,321,760	—		—	*	%	—	—
AHPPCB Legacy Trust	3,073,298	*	%	3,073,298	*	%	—	—	—	—		—	—	3,073,298	1.0%		—	—		—	—
B.U. Patel Family Trust	2,830,131	*	%	2,830,131	*	%	—	—	—	—		—	—	2,830,131	*	%	—	—		—	—
The Luce Family Trust	1,930,807	*	%	1,930,807	*	%	—	—	—	—		—	—	1,930,807	*	%	—	—		—	—
Greg & Nola Casserly Family Trust	1,466,606	*	%	1,466,606	*	%	—	—	—	—		—	—	1,466,606	*	%	—	—		—	—
Edward G. Coss Family Trust	1,111,064	*	%	1,111,064	*	%	—	—	—	—		—	—	1,111,064	*	%	—	—		—	—
The Jiten Parikh Revocable Trust	804,414	*	%	804,414	*	%	—	—	320,000	*	%	—	—	1,124,414	*	%	—	—		—	—
Bhavna Parikh Revocable Trust	733,303	*	%	733,303	*	%	—	—	—	—		—	—	733,303	*	%	—	—		—	—
Padmesh M. Patel Family Trust	717,142	*	%	717,142	*	%	—	—	—	—		—	—	717,142	*	%	—	—		—	—
Other selling stockholders	705,873	*	%	705,873	*	%	—	—	—	—		—	—	705,873	*	%	—	—		—	—
Patel Family Trust	232,920	*	%	232,920	*	%	—	—	—	—		—	—	232,920	*	%	—	—		—	—
Adelhelm Family Trust	222,213	*	%	222,213	*	%	—	—	—	—		—	—	222,213	*	%	—	—		—	—
Sunil Patel Family Trust	222,213	*	%	222,213	*	%	—	—	—	—		—	—	222,213	*	%	—	—		—	—

*	Represents beneficial ownership of less than 1%
(‡)

Includes the shares of Class A common stock to be offered or sold by (i) TPG after giving effect to the automatic conversion of their shares of Class B-1 common stock and (ii) holders of Amneal Common Units after giving effect to the exchange of such Common Units.

(1)	Assumes all Amneal Common Units are redeemed (or exchanged) (and all shares of Class B common stock are surrendered and cancelled) for shares of Class A common stock.
(2)	Assumes the sale by the selling stockholders of all shares of Class A common stock registered pursuant to this prospectus.
(3)	Unless otherwise noted, the address for each beneficial owner listed on the table is Amneal Pharmaceuticals LLC, 400 Crossing Boulevard, Third Floor, Bridgewater, NJ 08807.
(4)

Percentage of ownership calculated against the existing number of shares of Class A common stock outstanding upon completion of the other transactions described in this prospectus, but prior to the redemption of Amneal Common Units pursuant to the LLC Agreement and the automatic conversion of the shares of Class B-1 common stock held by TPG.

(5)

Percentage of ownership calculated against the total number of shares of Class A common stock outstanding upon completion of the other transactions described in this prospectus, including the Combination and the PIPE Investment, the redemption of Amneal Common Units pursuant to the LLC Agreement and the automatic conversion of the shares of Class B-1 common stock held by TPG.

(6)	Includes shares of Class A common stock converted from Impax Shares upon the completion of the Combination.
(7)	Tushar Patel may be deemed to beneficially own 53,578,209 Common Units held of record by Tushar Patel Family Trust.
(8)

Gautam Patel may be deemed to beneficially own 30,384,769 Common Units held of record by Falcon Trust, T-Twelve Legacy Trust, Puja Patel Trust, Ishani Patel Trust, Niam Patel Trust and Mayur Patel Legacy Trust.

(9)	Dipan Patel may be deemed to beneficially own 26,905,073 Common Units held of record by Dipan Patel Living Trust, AP-1 Trust, AP-2 Trust, AP-3 Trust, AP-5 Trust, AP-7 Trust, and AP-9 Trust.
(10)	Chintu Patel may be deemed to beneficially own 24,753,252 Common Units held of record by The Chintu Patel Revocable Trust and The Falguni Patel Revocable Trust.
(11)	Chirag Patel may be deemed to beneficially own 21,269,420 Common Units held of record by The Chirag Patel Revocable Trust and The Priti Patel Revocable Trust.

(12)	Represents 850,000 shares of common stock underlying options that may be exercised within 60 days of February 21, 2019.
(13)

Represents 90,475 shares of common stock held by Mr. Burr directly, 6,057 shares of common stock held by Robert L. Burr’s IRA account, as to which Mr. Burr has sole voting and investment power, and 81,950 shares of common stock underlying options that may be exercised within 60 days of February 21, 2019.

(14)	Represents 82,986 shares of common stock held by Mr. Reasons directly and 273,827 shares of common stock underlying options that may be exercised within 60 days of February 21, 2019.
(15)	The Common Units may be redeemed at any time for shares of the Company’s Class A Common Stock on a 1-to-1 basis.
(16)	Room 808, ICBC Tower 3 Garden Road, Central, Hong Kong
(17)	c/o T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202.
(18)

c/o Wellington Management Company LLP 280 Congress Street, Boston, MA 02210. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares indicated in the table.

(19)	c/o Vanguard Specialized Funds – Vanguard Health Care Fund 100 Vanguard Boulevard, Malvern, PA 19355
(20)	c/o FMR LLC 245 Summer Street, Boston, Massachusetts 02210.
(21)	c/o BlackRock, Inc., 55 East 52nd Street, New York, NY 10055
(22)	c/o TPG Global, LLC 301 Commerce Street Suite 3300 Fort Worth, Texas 76102
(23)	c/o Tarsadia Investments, LLC 520 Newport Center Drive, Twenty-First Floor Newport Beach, CA 92660
(24)	c/o Cepheid Capital, LLC 277 W. 4th Street Unit 2 New York, NY 10014
(25)	c/o Buckhead America Hospitality 2855 Springhill Parkway Smyrna, GA 30080
(26)	c/o McCabe Heidrich & Wong, PC 4 Gatehall Drive Parsippany, NJ 07054
(27)	c/o Heights Capital Management, Inc. 101 California Street, Suite 3250 San Francisco, California 94111 Attention: Martin Kobinger, Investment Manager
(28)	Represents 11,301 shares of common stock held by Mr. Buchi directly and 28,376 shares of common stock underlying options that may be exercised within 60 days of February 21, 2019.
(29)	Represents 48,537 shares of common stock held by Mr. Terreri directly and 126,950 shares of common stock underlying options that may be exercised within 60 days of February 21, 2019.
(30)	Represents 12,150 shares of common stock held by Ms. Vergis directly and 29,250 shares of common stock underlying options that may be exercised within 60 days of February 21, 2019.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF

CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax considerations relevant to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986 (the “Code”), as amended , Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner or beneficial owner of the entity will depend on the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Accordingly, entities classified as partnerships for U.S. federal income tax purposes that hold our common stock and the partners or beneficial owners of such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	an entity created or organized under the laws of the United States, any state thereof, or the District of Columbia that is classified as a corporation for U.S. federal income tax purposes;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Except as described below with respect to effectively connected dividends and subject to the discussions below of backup withholding and Sections 1471 to 1474 of the Code (such Sections and related Treasury Regulations commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide appropriate documentation to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the

Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules or rates.

Sale or Other Taxable Disposition

Subject to the discussions below regarding FATCA and backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition of, or the Non-U.S. Holder’s holding period for, our common stock.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established or organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” (as defined by the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) or a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generaly may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock or interests in shares of Class A common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may dispose of shares or interests therein in one or more types of transaction, which may include:

•

purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions for the selling stockholders and/or the purchasers of the securities for whom they may act as agent;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	the pledge of securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of securities;

•	one or more exchanges or over-the-counter market transactions;

•	distributions to equity holders or creditors of the selling stockholders;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

In connection with sales of securities covered hereby, the selling stockholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act. None of the selling stockholders believes that it should be considered an “underwriter” within the meaning of such term under the Securities Act. Accordingly, any profits realized by the selling stockholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Selling stockholders who are “underwriters” under the Securities Act must deliver this prospectus in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act or satisfied in accordance with Rule 174 under the Securities Act.

To the extent required, the shares of our Class A common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. In order to comply with the securities laws of some states, if applicable, the Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act, relating to the registration of the shares offered by this prospectus.

In connection with an offering of securities under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transaction consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities offered under this prospectus. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

We will not receive any cash proceeds from our issuance of shares of Class A common stock to the selling stockholders or the sale by the selling stockholders of our shares of Class A common stock pursuant to this prospectus. Each selling stockholder will bear the cost of any underwriting discounts and selling commissions related to their respective offering and sale of shares of Class A common stock pursuant to this prospectus. We may be required to indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We, our affiliates and our respective directors, officers, employees, agents and control persons may be indemnified by the selling stockholders against liabilities that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we or they may be entitled to contribution.

LEGAL MATTERS

The validity of the issuance of our Class A common stock offered in this prospectus will be passed upon for us by Latham & Watkins LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule of Impax Laboratories, Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 1, 2019;

•

our Current Reports on Form 8-K, filed with the SEC on January 4, 2019, January 24, 2019 and March 1, 2019 (excluding for all such Current Reports the information, if any, furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto); and

•

the description of our Class A common stock as set forth in our registration statement on Form 8-A (File No. 001-38485), filed with the SEC on May 4, 2018, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated be reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement filed with the SEC under the Securities Act to register the resale by selling stockholders of certain shares of our Class A common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained or incorporated in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Such reports and other information filed by us with the SEC are available on the SEC’s website at www.sec.gov.

Up to 215,076,770 Shares

Amneal Pharmaceuticals, Inc.

Class A Common Stock

Part II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of Class A common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the FINRA filing fee.

Item	Amount to be paid
SEC registration fee	$0	**
FINRA filing fee	—
Printing expenses	—
Legal fees and expenses	100,000
Accounting fees and expenses	25,000
Transfer agent fees and expenses	—
Miscellaneous expenses	50,000

Total	$175,000

*

These fees are calculated based on the amount of securities offered and accordingly cannot be estimated at this time. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

**	Previously paid in connection with filing of registration statement.

Item 15. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.

The Charter provides for the mandatory indemnification, to the fullest extent permitted by applicable law, of any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

However, the Company will not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Company or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, or (iv) such indemnification is required to be made under the Charter, pursuant to the powers vested in the Company under the DGCL or any other applicable law.

The Charter provides for mandatory advancement of expenses incurred by any indemnified person; provided the person to whom expenses are advanced undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified by the Company under its Charter or otherwise.

However, no advance will be made by the Company to an executive officer of the Company (except when such executive officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1**	Business Combination Agreement, dated as of October 17, 2017, among Impax Laboratories, Inc., Amneal Pharmaceuticals LLC, Atlas Holdings, Inc. and K2 Merger Sub Corporation.

2.2**	Amendment No. 1, dated as of November 21, 2017, to the Business Combination Agreement, dated as of October 17, 2017, by and among Impax Laboratories, Inc., Atlas Holdings, Inc., K2 Merger Sub Corporation and Amneal Pharmaceuticals LLC.

2.3**	Amendment No. 2, dated as of December 16, 2017, to the Business Combination Agreement, dated as of October 17, 2017, by and among Impax Laboratories, Inc., Atlas Holdings, Inc., K2 Merger Sub Corporation and Amneal Pharmaceuticals LLC.

2.4**	PIPE Side Letter, dated November 21, 2017, by and among Amneal Pharmaceuticals Holding Company, LLC (formerly known as Amneal Holdings, LLC), Atlas Holdings, Inc., and TPG Improv Holdings, L.P.

3.1**	Form of Restated Certificate of Incorporation of Atlas Holdings, Inc.

3.2**	Form of Bylaws of Atlas Holdings, Inc.

3.3**	Form of Third Amended and Restated Limited Liability Company Agreement of Amneal Pharmaceuticals LLC.

3.3.1	Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of Amneal Pharmaceuticals LLC, dated as of February 14, 2019, with effect as of May 4, 2018 (incorporated by reference to Exhibit 10.5.1 to the Company’s Annual Report on Form 10-K filed on March 1, 2019).

4.1**	Indenture, dated as of June 30, 2015, between Impax Laboratories, Inc. and Wilmington Trust, National Association, as trustee.

4.2**	Supplemental Indenture, dated as of November 6, 2017, between the Company and Wilmington Trust, National Association, as trustee.

4.3**	Second Supplemental Indenture, dated as of May 4, 2018, between the Company and Wilmington Trust, National Association, as trustee.

5.1**	Opinion of Latham & Watkins LLP.

10.1**	Commitment Letter, dated as of October 17, 2017, among JPMorgan Chase Bank, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Amneal Pharmaceuticals LLC.

10.2**	Revolving Credit Agreement, dated as of the Closing Date, among Amneal Pharmaceuticals, LLC, the subsidiary loan parties thereto, JPMorgan Chase Bank, N.A., Bank of America, N.A., RBC Capital Markets, and the other lenders party thereto.

10.3**	Term Loan Credit Agreement, dated as of the Closing Date, among Amneal Pharmaceuticals, LLC, the subsidiary loan parties thereto, JPMorgan Chase Bank, N.A., Bank of America, N.A., RBC Capital Markets, and the other lenders party thereto.

10.4	Term Loan Guarantee and Collateral Agreement, dated as of May 4, 2018, by and among the loan parties from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 7, 2018).

10.5	Revolving Loan Guarantee and Collateral Agreement, dated as of May 4, 2018, by and among the loan parties from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 7, 2018).

10.6**	Second Amended and Restated Stockholders Agreement, dated as of December 16, 2017, among Atlas Holdings, Inc., Amneal Pharmaceuticals Holdings Company LLC, AP Class D Member, LLC, AP Class E Member, LLC and AH PPU Management, LLC.

Exhibit Number	Description of Exhibit

10.7**	Tax Receivable Agreement, among Amneal Pharmaceuticals, Inc., Amneal Pharmaceuticals LLC and the Members of Amneal Pharmaceuticals LLC from time to time party thereto.

10.8†	Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed on August 9, 2018).

10.9**†	Employment Agreement, dated December 16, 2017, by and among Amneal Pharmaceuticals LLC, Atlas Holdings, Inc. and Robert A. Stewart.

10.10	Form of Indemnification and Advancement Agreement for the directors and officers of the Company (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on May 7, 2018).

10.11†	Form of Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan Stock Option Grant Notice and Stock Option Agreement (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on May 7, 2018). †

10.12†	Form of Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on May 7, 2018).

10.13†	Amneal Pharmaceuticals, Inc. Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on May 7, 2018).

10.14**†	Memorandum of Understanding, dated December 16, 2017, by and among Amneal Pharmaceuticals LLC, Paul M. Bisaro, Impax Laboratories, Inc., Amneal Pharmaceuticals Holding Company, LLC and Atlas Holdings, Inc.

10.15†	Employment Agreement, dated May 4, 2018, by and between Amneal Pharmaceuticals, Inc. and Paul M. Bisaro (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on May 12, 2018).

10.16	Unsecured Promissory Note, dated as of May 7, 2018, issued by Amneal Pharmaceuticals LLC to the Sellers (as defined therein) (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on May 12, 2018).

10.17	Amneal Pharmaceuticals LLC Severance Plan and Summary Plan Description (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed on May 12, 2018).

10.18**†	Employment Agreement, dated January 24, 2018, by and among Amneal Pharmaceuticals LLC, Amneal Pharmaceuticals Holding Company, LLC and Andrew Boyer.

10.19**†	Employment Agreement, dated December 12, 2012, by and among Impax Laboratories, Inc. and Bryan M. Reasons.

10.20**†	Amendment to Employment Agreement, dated April 1, 2014, by and between Impax Laboratories, Inc. and Bryan M. Reasons.

10.21†	Employment Agreement, dated January 21, 2019, by and between Amneal Pharmaceuticals LLC, Amneal Pharmaceuticals, Inc., and Todd P. Branning (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 24, 2019).

10.22†	Separation Agreement, dated February 5, 2019, by and between Sheldon Hirt and Amneal Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 1, 2019).

10.23†	Separation Agreement, dated February 28, 2019, by and between Bryan Reasons and Amneal Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 1, 2019).

Exhibit Number	Description of Exhibit

10.24**†	Impax Laboratories, Inc. Executive Non-Qualified Deferred Compensation Plan, amended and restated effective January 1, 2008.

10.25**†	Amendment to Impax Laboratories, Inc. Executive Non-Qualified Deferred Compensation Plan, effective as of January 1, 2009.

10.26**	Letter Agreement, dated as of June 25, 2015, between RBC Capital Markets LLC and Impax regarding the Base Warrants.

10.27**	Letter Agreement, dated as of June 25, 2015, between RBC Capital Markets LLC and Impax regarding the Base Call Option Transaction.

10.28**	Letter Agreement, dated as of June 26, 2015, between RBC Capital Markets LLC and Impax regarding the Additional Warrants.

10.29**	Letter Agreement, dated as of June 26, 2015, between RBC Capital Markets LLC and Impax regarding the Additional Call Option Transaction.

10.30**	Termination Agreement, dated as of May 7, 2018, between RBC Capital Markets LLC and Impax.

21.1**	Subsidiaries of Registrant.

23.1**	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

23.3*	Consent of Ernst & Young LLP.

24.1**	Power of Attorney (included on signature page).

*	Filed herewith.
**	Previously filed.
†	Indicates management contracts or compensatory plans or arrangements in which our executive officers or directors participate.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, New Jersey, on this 1st day of March, 2019.

AMNEAL PHARMACEUTICALS, INC.

By:	/s/ Todd P. Branning
Todd P. Branning
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Robert Stewart Robert Stewart	President, Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2019

/s/ Todd Branning Todd Branning	Chief Financial Officer (Principal Financial and Accounting Officer)	March 1, 2019

/s/ Paul Bisaro Paul Bisaro	Executive Chairman and Director	March 1, 2019

/s/ Chirag Patel Chirag Patel	Co-Chairman of the Board of Directors	March 1, 2019

/s/ Chintu Patel Chintu Patel	Co-Chairman of the Board of Directors	March 1, 2019

/s/ Robert L. Burr Robert L. Burr	Director	March 1, 2019

/s/ Emily Peterson Alva Emily Peterson Alva	Director	March 1, 2019

/s/ J. Kevin Buchi J. Kevin Buchi	Director	March 1, 2019

/s/ Jean Selden Greene Jean Selden Greene	Director	March 1, 2019

/s/ Ted Nark Ted Nark	Director	March 1, 2019

/s/ Gautam Patel Gautam Patel	Director	March 1, 2019

/s/ Dharmendra Rama Dharmendra Rama	Director	March 1, 2019

/s/ Peter R. Terreri Peter R. Terreri	Director	March 1, 2019

/s/ Janet S. Vergis Janet S. Vergis	Director	March 1, 2019